UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 8, 2007
SUPERIOR OFFSHORE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33412 (Commission File Number)	72-1264943 (I.R.S. Employer Identification No.)
717 Texas Avenue, Suite 3150
Houston, Texas 77002
(Address of principal executive offices, including zip code)
(713) 910-1875
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 8, 2007, the Board of Directors (the “Board”) of Superior Offshore International, Inc. (the “Company”) appointed Mr. David Weinhoffer to serve as Executive Vice President of Operations of the Company. Mr. Weinhoffer had been the Company’s Vice President of Business Development since May 2007. Prior to joining the Company, Mr. Weinhoffer was CEO and President of Maritime Capital Solutions, an international ship brokerage and financial advisory firm, from 2005 to 2007. From 2001 to 2005, Mr. Weinhoffer was the Managing Partner of Barry Rogliano Salles USA LLC, a subsidiary of the Paris-based international ship brokerage firm. From 1994 to 2001, Mr. Weinhoffer served in a number of capacities including Executive Vice President of Sales & Marketing for Nautronix, Inc., a manufacturer of marine and industrial integrated automation, dynamic positioning and subsea acoustic systems for both commercial and governmental entities. From 1991 to 1994, Mr. Weinhoffer was the Principal of Xebec International Inc., serving as a consultant to various U.S. Defense Contractors in commercializing high technologies including autonomous underwater vehicles and laser imaging systems. From 1982 to 1991, Mr. Weinhoffer served in a variety of capacities at Oceaneering International, an offshore energy services company, with his last position as AWS Operations Manager.
     Mr. Weinhoffer and the Company entered into an employment agreement in May 2007 for a term ending on May 31, 2009. The agreement is subject to automatic renewals for successive one-year terms until either party terminates the agreement at least 90 days before the end of the extension period. Under the agreement, Mr. Weinhoffer is entitled to a base salary of $300,000 per year, subject to annual review for increases by the compensation committee of the Board, in its sole discretion. In addition to the base salary, Mr. Weinhoffer is entitled to receive incentive compensation in such amounts as the compensation committee may determine, as well as other perquisites and benefits as incidences of his employment.
     In connection with this appointment, the Board granted Mr. Weinhoffer options to purchase 15,000 shares of Common Stock. The options have an exercise price of $13.77 and will vest in equal installments over a four-year period beginning on August 8, 2008 (i.e., 25% on each anniversary). The Board also awarded Mr. Weinhoffer 30,000 restricted shares of Common Stock, which will vest in equal installments over a three-year period beginning on August 8, 2008 (i.e., 33.33% on each anniversary).

Item 8.01. Other Events.
     On August 8, 2007, the Board appointed Mr. Randy Putman to serve as Vice President and Controller of the Company. Prior to joining the Company, Mr. Putman had been the Controller at Highland Homes, a privately owned homebuilding company, from May 1995 to July 2007. Mr. Putman has a Bachelor of Business Administration in Accounting from Texas A&I—Kingsville and is a Certified Public Accountant in the State of Texas.
     On August 8, 2007, the Board appointed Mr. Tom Daman to serve as the Company’s Vice President and Treasurer. From 2003 to July 2007, Mr. Daman was a Senior Vice President—Investments at Oppenheimer & Co. Inc., a financial services company. From 2001 to 2003, Mr. Daman was a consultant and managed personal investments. From 1988 to 2001, Mr. Daman worked in a variety of capacities at Southdown, Inc., a concrete manufacturer, including as Vice President and Treasurer from 1995 to 2001. Mr. Daman has a Master of Business Administration in Finance from the University of Texas at Austin and a Bachelor of Business Administration in Finance from the University of Georgia.
     Also on August 8, 2007, the Board appointed Mr. Steven Singer to serve as the Company’s Vice President of Corporate Development and Tax. Prior to joining the Company, Mr. Singer was a partner at Deloitte & Touche LLP and Deloitte & Touche Tax LLP from 1982 until he retired in 2005. Mr. Singer served as a director at Sirius Solutions from 2005 to 2006. At Deloitte, Mr. Singer was the lead client service partner or lead tax partner on publicly traded international integrated energy clients, international exploration and production companies, and various oil service, petrochemical and manufacturing companies. Mr. Singer was the partner in charge of Deloitte’s Houston tax practice for seven years, and served as an Associate National Tax Director for four years.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR OFFSHORE INTERNATIONAL, INC.
Dated: August 14, 2007	By:	/s/ R. Joshua Koch, Jr.
R. Joshua Koch, Jr.
Senior Vice President, General Counsel and Secretary